                                                                     EXHIBIT 4.3


                      ___________________________________


                         Registration Rights Agreement

                                by and between

                             CMC Industries, Inc.

                                      and

                            Cortelco Systems, Inc.


                                March 15, 1999

                      ___________________________________

                               TABLE OF CONTENTS

                                                                            PAGE
1.   DEFINITIONS..........................................................   1

     1.1      Registration................................................   1

     1.2      Registrable Securities......................................   1

     1.3      Holder......................................................   1

     1.4      Form S-3....................................................   1

     1.5      SEC.........................................................   1

2.   PIGGYBACK REGISTRATIONS..............................................   2

     2.1      Underwriting................................................   2

     2.2      Expenses....................................................   3

3.   FORM S-3 REGISTRATION................................................   3

     3.1      Notice......................................................   3

     3.2      Registration................................................   3

     3.3      Expenses....................................................   4

4.   OBLIGATIONS OF THE COMPANY...........................................   4

5.   FURNISH INFORMATION..................................................   5

6.   [INTENTIONALLY OMITTED]..............................................   5

7.   INDEMNIFICATION......................................................   5

     7.1      By the Company..............................................   5

     7.2      By Selling Holders..........................................   6

     7.3      Notice......................................................   6

     7.4      Defect Eliminated in Final Prospectus.......................   7

     7.5      Contribution................................................   7

     7.6      Survival....................................................   8

8.   "MARKET STAND-OFF" AGREEMENT.........................................   8

9.   RULE 144 REPORTING...................................................   8

10.  TERMINATION OF THE COMPANY'S OBLIGATIONS.............................   9

11.  ASSIGNMENT AND AMENDMENT.............................................   9

     11.1     Assignment..................................................   9

     11.2     Amendment of Rights.........................................   9

12.  REPRESENTATIONS, WARRANTIES AND COVENANTS............................   9

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
     12.1     Capital Stock..............................................     9

     12.2     Authority Relative to this Agreement.......................    10

     12.3     No Conflict; Required Filings and Consents.................    11

     12.4     Financial Statements and No Material Changes...............    11

     12.5     Liabilities................................................    12

     12.6     CSI Covenants..............................................    12

13.  GENERAL PROVISIONS..................................................    12

     13.1     Notices....................................................    12

     13.2     Entire Agreement...........................................    12

     13.3     Governing Law..............................................    13

     13.4     Severability...............................................    13

     13.5     Third Parties..............................................    13

     13.6     Successors And Assigns.....................................    13

     13.7     Captions...................................................    13

     13.8     Counterparts...............................................    13

     13.9     Costs And Attorneys' Fees..................................    13

                         REGISTRATION RIGHTS AGREEMENT


     This Registration Rights Agreement (the "Agreement") is entered into by and between CMC Industries, Inc. ("CMC") and Cortelco Systems, Inc. (the "Company") as of March 15, 1999.

     WHEREAS, CMC is or will be the recipient of common stock of the Company upon the distribution thereof to CMC by Cortelco Systems Holding Corp. ("CSHC"), and

     WHEREAS, as an inducement to Holder to facilitate such distribution and participate therein, the Company has agreed to grant CMC certain registration rights on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the covenants agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.   DEFINITIONS.

          1.1 REGISTRATION. The terms "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement.

          1.2  REGISTRABLE SECURITIES. The term "REGISTRABLE SECURITIES" means:
(a) all the shares of Common Stock of the Company issued or issuable from time to time to CMC and (b) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (a) of this Section 1.2, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with this Agreement or any Registrable Securities sold to the public or sold pursuant to Rule 144 promulgated under the 1933 Act.

          1.3 HOLDER. For purposes of this Agreement, the term "HOLDER" means CMC and/or any assignee of record of Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

          1.4 FORM S-3. The term "FORM S-3" means such form under the 1933 Act as is in effect on the date hereof or any successor registration form under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          1.5 SEC. The term "SEC" or "COMMISSION" means the U.S. Securities and Exchange Commission.

                                       1.

     2. PIGGYBACK REGISTRATIONS. The Company shall notify all Holders of Registrable Securities in writing at least ten (10) days prior to filing any registration statement under the 1933 Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating solely to secondary offerings of securities of the Company, but excluding registration statements on Form S-8 or Form S-4 relating to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          2.1 UNDERWRITING. If a registration statement under which the Company gives notice under this Section 2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in a registration pursuant to this Section 2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below seventeen and one-half percent (17.5%) of the shares included in the registration, and (ii) any such exclusion shall be allocated pro rata among selling stockholders on the basis of the number of shares proposed to be sold in the underwriting, provided that Registerable Securities shall comprise not less than forty percent (40%) of the shares to be sold by such selling stockholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least two (2) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

                                       2.

          2.2 EXPENSES. All expenses incurred in connection with a registration pursuant to this Section 2 (excluding underwriters' and brokers' discounts and commissions), including, without limitation all federal and "blue sky" registration and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

     3. FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

          3.1 NOTICE. Promptly give written notice of the proposed registration and the Holder's or Holders' request therefor, and any related qualification or compliance, to any other Holders of Registrable Securities; and

          3.2 REGISTRATION. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3:

               (A) if Form S-3 is not available for such offering by the Holders;

               (B) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000;

               (C) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve month period for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 3;

               (D) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 3; or

               (E) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance and where the Company has not previously qualified to do business or given such a general consent to service in such jurisdiction.

                                       3.

          3.3 EXPENSES. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 3 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 3, (excluding underwriters' or brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and accounting fees and counsel for the Company.

     4. OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, as expeditiously as reasonably possible:

          4.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

          4.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

          4.3 Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

          4.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

          4.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such agreement.

          4.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                                       4.

          4.7 Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a "comfort" letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

     5. FURNISH INFORMATION. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 or 3 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

     6.   [INTENTIONALLY OMITTED].

     7. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under Sections 2 or 3:

          7.1 BY THE COMPANY. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended, (the "1934 ACT"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "VIOLATION"):

               (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

               (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

               (C) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any federal or state securities law in connection with the offering

                                       5.

covered by such registration statement; and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this
Section 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

          7.2 BY SELLING HOLDERS. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, directors or officers or any person who controls such Holder within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 7.2 in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

          7.3  NOTICE. Promptly after receipt by an indemnified party under this
Section 7.3 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.3, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential

                                       6.

conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.3, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.3.

          7.4 DEFECT ELIMINATED IN FINAL PROSPECTUS. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "FINAL PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the 1933 Act.

          7.5 CONTRIBUTION. In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either
(i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 7; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the acts or omissions which resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations; provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

          7.6  SURVIVAL. The obligations of the Company and Holders under this
Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

     8. "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the

                                       7.

Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound or to any officer or director of the Company) from the effective date of a registration statement of the Company filed under the 1933 Act until up to one-hundred eighty (180) days following such effective date; provided, however, that:

               (A) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

               (B) all officers and directors of the Company then holding Common Stock of the Company and all beneficial holders of 5% or more of the Company's Common Stock enter into similar agreements.

In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

     9. RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

               (A) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the 1933 Act, at all times after the effective date of the first registration under the 1933 Act filed by the Company for an offering of its securities to the general public;

               (B) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

               (C) so long as a Holder owns any Registrable Securities, furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the 1933 Act and the 1934 Act (at any time after it has become subject to the reporting requirements of the 1934 Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the 1934 Act).

                                       8.

     10. TERMINATION OF THE COMPANY'S OBLIGATIONS. The Company shall have no obligations pursuant to Sections 2 through 9 with respect to: (a) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of the Company's initial public offering; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2 (other than in the initial public offering by the Company) or 3 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three-month period without registration under the 1933 Act pursuant to Rule 144 promulgated under the 1933 Act.

     11.  ASSIGNMENT AND AMENDMENT.

          11.1 ASSIGNMENT. The registration rights of a Holder hereunder may be assigned only to a party who acquires at least ten percent (10%) of the Registrable Securities issued to CMC in the CSHC distribution; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company of which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation and the provisions of this Section.

          11.2 AMENDMENT OF RIGHTS. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 11.2 shall be binding upon each Holder, each permitted successor or assignee of such Holder and the Company.

     12.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

          12.1 CAPITAL STOCK. The Company has an authorized capitalization consisting of 81,000,000 shares of common stock, $.0001 par value, of which 31,706,871 shares are issued and outstanding, 3,347,669 shares a unissued but authorized for issuance pursuant to issued stock options, and 14,632,062 shares of preferred stock, $.0001 par value, of which 14,632,062 shares have been designated as Series A, none of which are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. The Company intends to enter into a Merger Agreement with BCS Technologies, Inc. ("BCS") pursuant to which a subsidiary of the Company will merge with and into BCS (the "Merger"), the former stockholders of BCS will receive an aggregate of 39,811,807 shares of the Company's Common Stock, and an additional 964,955 shares of Common Stock will be reserved for issuance upon exercise of outstanding BCS stock options assumed in the Merger. Immediately prior to the Merger, the Company plans to issue 5,700,868 shares of Common Stock to CSHC in connection with the acquisition of Cortelco Puerto Rico, Inc. In connection with the Merger, the Company also intends to effect a reverse split of the Company's Common Stock by means of amendment of its Certificate of Incorporation changing the par value per share of the Company's Common Stock from $.0001 to $.001, and convert each share of the Company's Common Stock outstanding at the effective time of the amendment into one-tenth (1/10th) share

                                       9.

of the Company's Common Stock (the "Reverse Split"). Such amendment shall change the par value per share of each share of Series A Preferred Stock of the Company from $.0001 to $.001, with a corresponding reduction in the number of shares of Series A Preferred Stock authorized. In addition to the foregoing changes, the Certificate of Incorporation of the Company shall be further amended to increase the authorized Company Common Stock (after consideration of the effect of the Reverse Split) to 50,000,000 shares and increase the authorized Series A Preferred Stock (after consideration of the effect of the Reverse Split) to 5,000,000 shares. After taking into account the effects of the Puerto Rico acquisition and the Merger (but not the Reverse Split), immediately after the Merger, 77,219,546 shares of the Company's Common Stock will be issued and outstanding, 10,450,470 shares will be unissued but authorized for issuance pursuant to issued stock options, and 14,348,944 shares will be unissued but authorized for issuance pursuant to conversion rights under the Series A Preferred Stock (all of such shares totaling 102,018,960 shares). There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which CSI is a party or by which it is bound obligating CSI to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of CSI or obligating CSI to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

          12.2 AUTHORITY RELATIVE TO THIS AGREEMENT. CSI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CSI and the consummation by CSI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CSI and no other corporate proceedings on the part of CSI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by CSI and, assuming the due authorization, execution and delivery by CMC, constitutes legal and binding obligations of CSI, enforceable against CSI in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditor's rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent this Agreement may be limited by applicable federal or state securities laws or public policy considerations.

          12.3 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

               (A) The execution and delivery of this Agreement does not, and the performance of this Agreement or the Registration Rights Agreement by CSI shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of CSI, (ii) conflict with or violate any law, rule, regulation, order, judgement or decree applicable to CSI or by which its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair CSI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on

                                      10.

any of the properties or assets of CSI pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CSI is a party or by which CSI or its properties are bound or affected.

               (B) The execution and delivery of this Agreement and the Registration Rights Agreement do not, and the performance of this Agreement and the Registration Rights Agreement by CSI shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign, except (A) for the applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws and (B) where the failure to obtain such consent, approvals, authorizations or permits, or to make such filings or notifications, would not be material to the CSI or have a material Adverse effect on the parties hereto, prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the parties hereto from performing their obligations under this Agreement.

          12.4 FINANCIAL STATEMENTS AND NO MATERIAL CHANGES. The Company has heretofore furnished CMC with the unaudited balance sheets of the Company as of January 31, 1999, and as of July 31, 1998, and the related statements of income, cash flow and stockholders' equity for the periods then ended (the "Company Financial Statements"). Such financial statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated; provided, however, that certain year-end audit adjustments have not been made and such financial statements omit footnotes otherwise required by generally accepted accounting principles. The balance sheets included in the Company Financial Statements fairly present the financial condition of the Company at the dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of the Company, fixed or contingent, as at the dates thereof; and the related statements of income, cash flow and stockholders' equity fairly present the results of the operations of the Company. Since January 31, 1999, there has been (i) no material adverse change in the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or action of God or other public force or otherwise and (ii) to Company's knowledge, no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future.

          12.5 LIABILITIES. The Company has no outstanding claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Company Financial Statements or referred to in any footnotes thereto, other than liabilities incurred subsequent to January 31, 1999 in the ordinary course of business. The Company is not in default in respect of the terms or conditions of any indebtedness.

          12.6 CSI COVENANTS. The Company covenants and agrees that it will use its best efforts to complete the Merger within thirty (30) days of the date of this Agreement.

     13.  GENERAL PROVISIONS.

                                      11.

          13.1 NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if deposited in the U.S. mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

               (A)  if to CMC, at:

                    CEO and CFO
                    CMC Industries, Inc.
                    4950 Patrick Henry Drive
                    Santa Clara, CA  95054

                    with a copy to:

                    Marty Korman
                    Peter Bergman
                    Wilson Sonsini Goodrich & Rosati
                    650 Page Mill Road
                    Palo Alto, CA  94304

               (B)  if to the Company, at:

                    President
                    Cortelco Systems, Inc.
                    4119 Willow Lake Blvd.
                    Memphis, Tennessee  38118

Any party hereto (and such party's permitted assigns) may by notice so given change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

          13.2 ENTIRE AGREEMENT. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the registration rights of CMC described herein.

          13.3 GOVERNING LAW. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, excluding that body of law relating to conflict of laws and choice of law.

          13.4 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

                                      12.

          13.5 THIRD PARTIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

          13.6 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 11.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

          13.7 CAPTIONS. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

          13.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.9 COSTS AND ATTORNEYS' FEES. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

                                      13.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


THE COMPANY:                                 HOLDER:

CORTELCO SYSTEMS, INC.                       CMC INDUSTRIES, INC.


By: /s/                                      By: /s/
   ----------------------------                 ---------------------------

Title: ________________________              Title: _______________________